Exhibit 10.77

SHARED SERVICES AGREEMENT

This Shared Services Agreement (“Agreement”) is entered into as of July 1, 2017 by and between Mission Broadcasting, Inc. (“Mission”) and Nexstar Broadcasting, Inc. (“Nexstar”).  Mission and Nexstar are each a “Party” and collectively the “Parties.”

WHEREAS, Mission owns the television broadcast stations set forth on Exhibit A hereto (each a “Mission Station” and collectively the “Mission’s Stations”) and Nexstar owns television stations that operate in the Designated Market Areas (“DMAs”) as Mission’s Stations (“Nexstar’s Stations”).

WHEREAS, Mission’s Stations and Nexstar’s Stations are collectively referred to as the “Stations.”

NOW, THEREFORE, for their mutual benefit and in order to enhance the respective abilities of Nexstar and Mission to compete with other television and media outlets serving the DMAs, Nexstar and Mission agree as follows:

1.SHARING ARRANGEMENTS GENERALLY.  From time to time, Nexstar and Mission may agree to share the costs of certain services and procurements which they individually require in connection with the operation of the Stations.  Such sharing arrangements may take the form of joint or cooperative buying arrangements, or the performance of certain functions relating to the operation of one party’s Stations by employees of the operator of the other party’s Stations (subject in all events to the supervision and control of personnel of the operator of the Stations to which such functions relate), or may be otherwise structured, and will be governed by terms and conditions upon which Nexstar and Mission may agree from time to time.  Such sharing arrangements may include the co-location of the Stations’ studios, non-managerial administrative and/or master control and technical facilities of the Stations, the sharing of grounds keeping, maintenance, security, technical and other services relating to those facilities.  In performing services under any such sharing arrangement (including those described in Section 4), personnel of one Party will be afforded access to, and have the right to utilize, assets and properties of the other Party to the extent necessary or desirable in the performance of such services.

2.CERTAIN SERVICES NOT TO BE SHARED.

(a)Senior Management Personnel.  At all times, each of the Mission Stations and Nexstar Stations will have personnel performing the typical functions of a station manager and a business manager.  Such personnel will (i) be retained solely by the Party which operates the Station and will report solely to such Party, and (ii) have no involvement or responsibility in respect of the operation of the other party’s Stations.

(b)Programming.  Each Party will maintain for the Stations operated by it separate managerial and other personnel to carry out the selection and procurement of programming for such Stations, and in no event will the Parties or the Stations share services, personnel, or information pertaining to such matters, except as set forth in Section 4(f) below.

(c)Sales.  Nexstar and Mission are party to certain Agreements for the Sale of Commercial Time for the Mission Stations.  Such agreements govern the terms of Nexstar’s sales of commercial time on Mission’s Stations.

3.GENERAL PRINCIPLES GOVERNING SHARING ARRANGEMENTS.  All arrangements contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Communications Act of 1934, as amended, the rules, regulations and policies of the Federal Communications Commission (the “FCC”), as in effect from time to time (the “FCC Rules”), and all other applicable laws.  The arrangements made pursuant to this Agreement will not be deemed to constitute “joint sales,” “program services,” “time brokerage,” “local marketing,” or similar arrangements or a partnership, joint venture, or agency relationship between the Parties or the Stations, and no such arrangement will be deemed to give either Party any right to control the policies, operations, management or any other matter relating to the Station operated by the other Party.  Consistent with the FCC Rules, Mission shall maintain full control, supervision and direction of the Mission Stations, including their management, programming, finances, editorial policies, personnel, facilities and compliance with the FCC Rules and Nexstar shall control, supervise and direct any employees it utilizes to carry out its obligations under this Agreement.

4.CERTAIN SPECIFIC SHARING ARRANGEMENTS.  In furtherance of the general agreements set forth in Sections 1 through 3 above, Nexstar and Mission have agreed as follows with respect to the sharing of certain services:

(a)Execution of Promotional Policies.  Subject to direction and control by Mission management personnel, Nexstar personnel will implement and execute the promotional policy for Mission’s Stations.  Such implementation and execution will include such tasks as graphic design, production and media placement and buying.

(b)Continuity and Traffic Support.  Subject to direction and control by management personnel of Mission, Nexstar personnel will carry out continuity, traffic and such other tasks with respect to Mission’s Stations.

(c)Master Control.  Master control operators and related employees of Nexstar may carry out master control functions for Mission’s Stations subject to the direction and control of Mission’s management personnel.

(d)Payable Support.  Nexstar personnel will not engage in the payment of accounts payable of Mission arising under contracts for the license of programming run or to be run on Mission’s Stations or the payment of Mission’s payroll with respect to Mission’s Stations.  Subject to direction and control by management personnel of Mission, Nexstar may provide payables support (but shall not make any payments) for Mission’s Stations’ other obligations incurred in the normal course of business.

(e)Financial Services.  Subject to direction and control by management personnel of Mission, Nexstar personnel may assist Mission’s Stations with the preparation of monthly accounting statements and quarterly Securities and Exchange Commission filings, and other financial reporting activities as necessary in the ordinary course of the business.

(f)Transmission Facilities Maintenance.  Nexstar personnel will maintain and repair (as needed) the transmission facilities of Nexstar’s Stations.  Subject to direction and control by Mission management personnel, Nexstar personnel will also maintain and repair (as needed) the transmission facilities of Mission’s Stations.

(g)Newscast Production.

(i)Production and Delivery.  Utilizing Nexstar’s Stations’ management personnel and facilities, Nexstar may provide live-feed, fully-staffed and produced newscasts for broadcast on Mission’s Stations at such times, if any, as agreed upon by Mission and Nexstar; provided that such newscasts will not comprise more than 15% (by duration) of the programming broadcast on any of Mission’s Stations during any broadcast week.  Nexstar will be responsible for delivering such newscasts to Mission’s Stations’ transmission facilities.  Mission shall make available to Nexstar (A) such space in the Mission’s Stations’ studios and facilities as may be reasonably necessary to produce such newscasts, (B) such non-management-level news personnel as may be necessary to produce such newscasts, and (C) such technical facilities of Mission’s Stations as may be necessary to produce such newscasts and to deliver such newscasts to Mission’s Stations’ transmission facilities.  Nexstar will use reasonable efforts to provide such newscasts that are of a quality appropriate to Mission’s Stations’ market.  Such newscasts will be produced exclusively for Mission for broadcast on Mission’s Stations, but may include non-exclusive videotape, graphics, news stories, field reports and other material.  Mission personnel will determine the title and format of such newscasts, and such newscasts will have an “on-air appearance” as if they had been originated by Mission through Mission’s Stations.

(ii)Commercial, Advertising and Promotional Spots.  Mission will determine the amount of commercial advertising time and promotional time to be provided during such newscasts.

(iii)Editorial Control and Responsibility.  Nexstar will use reasonable efforts to maintain a system of editorial review to ensure the accuracy, prior to broadcast, of all investigative reports and other stories prepared by Nexstar personnel and included in the newscasts which Nexstar provides to Mission.  Nexstar will indemnify, defend and hold harmless Mission from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys’ fees, incurred by Mission as a result of the violation or breach of any third parties’ rights or of the FCC’s Rules, as a result of the provision of any news content provided by Nexstar or its employees in such newscasts.  Mission will indemnify, defend and hold harmless Nexstar from any and all demands, claims, actions or causes of action, losses, damages and liabilities, costs and expenses, including reasonable attorneys’ fees, incurred by Nexstar as a result of the violation or breach of any third parties’ rights, or of the FCC’s Rules, as a result of the provision of any content within such newscasts by Mission or its employees, or any variation by Mission or its employees of any content provided by Nexstar or its employees in such newscasts.  Each Party will maintain the following types of insurance coverage for no less than the indicated amounts and will deliver to the other Party upon request a certificate of insurance showing the following:  (A) comprehensive general liability insurance in an amount of $1,000,000; (B) workers’ compensation and/or disability insurance; and (C) libel/defamation/First Amendment liability insurance, with a deductible of no more than $200,000, as to which coverage each Party will name the other party as an additional insured.

(iv)Operating Conditions Agreement.  Nexstar and Mission will collaborate to create a newscast operating conditions agreement or procedural memo which will provide the basis for daily operations, contingencies, Mission’s Stations’ access to breaking stories, procedures for editorial compliance with FCC Rules (including quarterly programs/issues requirements), regularly scheduled operations, editorial and ratings reviews and guidelines for access by Mission personnel and Mission’s Stations’ customers to Nexstar’s facilities.

(h)Contract Negotiations.  To the extent permissible under the FCC’s Rule, Nexstar personnel may review and assist Mission personnel in the negotiate of certain contracts related to, or necessary for, the operation of the Stations.

(i)Spectrum Repacking.   Certain of Mission’s Stations are required by the FCC to begin operations on new RF channels pursuant to “repacking” as a result of the Spectrum Auction.  Nexstar shall provide such technical assistance and other services as necessary to assist Mission in repacking the Mission Stations in conformance with the FCC’s Rules.

(j)Facilities/Studio Use.  Nexstar and Mission are parties to those certain Facilities Leases dated May 1, 2015 (“Facilities Lease”) pursuant to which Mission leases (i) office space in Nexstar’s facilities for the Mission Stations, and (ii) use of certain equipment necessary for the operation of Mission’s Stations which is owned by Nexstar.

5.SERVICES FEE.  In consideration for the services to be provided to Mission’s Stations by Nexstar as set forth herein, Mission will pay to Nexstar the fee (the “Services Fee”) as set forth in this Section 5.

(i)Services Fee.  As of July 1, 2017, Mission shall pay to Nexstar a Service Fee for each Mission Station as set forth in Exhibit B attached hereto.  The Service Fee will increase by ten percent (10%) effective July 1 for each year that this Agreement remains in effect (e.g., on July 1, 2018, July 1, 2019, etc.) to account for increases in salaries, costs of replacing equipment owned by Nexstar used by Mission’s Stations under this Agreement and other similar increases and expenses.

(ii)Payment Terms.  The Services Fee will be payable monthly, in arrears, and will be prorated on a daily basis for the last month in the event this Agreement terminates on any date other than on the last day of a calendar month.

6.FORCE MAJEURE.  If a force majeure event such as a strike, labor dispute, fire, flood or other act of God, failure or delay of technical equipment, war, public disaster, or other reason beyond the cause or control of Nexstar or Mission prevents such Party or its personnel from performing tasks which it is required to perform under this Agreement during any period of time, then such failure will not be a breach of this Agreement and such Party will be excused from such performance during that time.

7.UNENFORCEABILITY.  If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that if such invalidity or unenforceability should change the basic economic positions of the Parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions.  In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the Parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC Rules, while attempting to preserve the intent of the Parties as embodied in the provisions of this Agreement.  The Parties agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing.  If the Parties are unable to negotiate a mutually acceptable modified Agreement, then either party may terminate this Agreement upon written notice to the other.  Upon such termination, Mission shall pay to Nexstar all accrued and unpaid Service Fees and each Party shall be relieved of any further obligations, one to the other.

8.TERM OF SHARING ARRANGEMENTS.  The term of this Agreement shall commence on the date of execution of this Agreement.  The initial term of this Agreement is eight (8) years. Unless otherwise terminated by either Party, the term of this Agreement shall be extended automatically for an additional eight (8) year term.  Either Party may terminate this Agreement at the end of each eight-year term by providing six months’ prior written notice to the other Party.

9.EVENT OF DEFAULT. It shall constitute an “Event of Default” under this Agreement if a Party materially defaults in the observance or performance of any covenant, condition or agreement contained herein and such default shall not have been cured within thirty (30) days after the non-defaulting Party has provided the other Party with written notice specifying the actions necessary to cure within such period.  This period may be extended (in writing only and only by the non-defaulting Party) for a reasonable period of time if the defaulting Party is acting diligently and in good faith to cure and such delay is not materially adverse to the non-defaulting Party.

10.TERMINATION.

(a)Mutual Agreement.  The Parties may terminate this Agreement by mutual written agreement.

(b)Termination Upon Order of Governmental Authority.  A “Governmental Termination Event” will occur if any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination of this Agreement; provided that such order or action will no longer constitute a Governmental Termination Event if such action or order is subsequently stayed or ceases to be effective.  If any court or federal, state or local government authority announces or takes any other action or proposed action which could result in a Governmental Termination Event, then either Party may seek administrative or judicial relief therefrom (in which event the other of Party will cooperate with such effort in any reasonable manner requested) and consult with such agency and its staff concerning such matters and, in the event that this Agreement is not terminated, use their reasonable best efforts and negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties under this Agreement.  If a Governmental Termination Event occurs, then the Term will continue until the date upon which the Agreement is required to terminate as mandated by the agency or authority which brought about such Governmental Termination Event.

(c)Termination upon Default.  Either Party may terminate this Agreement upon the occurrence of an uncured Event of Default by the other party by giving the other Party written notice of such termination.

(d)Upon Sale.  The sharing arrangements contemplated by this Agreement will terminate (i) upon the consummation of the purchase and sale of assets of any Mission Station by Nexstar (to the extent permitted by the FCC’s Rules) or (ii) at Nexstar’s option, if the assets of any Mission Station are sold to a party other than Nexstar.  In the event of the sale of the assets of less than all of Mission’s Stations, this Agreement will remain in effect with respect to any Mission Station for which such sale has not occurred.

(e)Obligations.  No termination of this Agreement will affect Mission’s duty to pay any Services Fees accrued, or to reimburse any cost or expense incurred, prior to the effective date of any termination or partial termination.

11.AMENDMENT AND WAIVER.  No amendment, supplement, modification or waiver of any provision of this Agreement will be effective unless the same will be in writing and signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought, and such amendment, supplement, modification or waiver will be effective only in the specific instance and for the purpose for which given.

12.NOTICES.  All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service.  Notices, demands and communications to Nexstar or Mission will, unless another address is specified in writing, be sent to the address indicated below:

To Mission:Mission Broadcasting, Inc.
30400 Detroit Road, Suite 304Westlake, OH 44145
Attention: Dennis Thatcher

With a copy (which shall not constitute notice) to:

Wiley Rein LLP

1776 K Street, NW

Washington, D.C. 20006

Attention:  Greg Masters

To Nexstar:

Nexstar Broadcasting, Inc. 545 E. John Carpenter Freeway Suite 700 Irving, TX 75062 Attention: Perry Sook, CEO

With a copy (which shall not constitute notice) to:

Nexstar Broadcasting, Inc.
545 E. John Carpenter Freeway
Suite 700
Irving, TX  75062
Attention: General Counsel

13.ASSIGNMENT; BINDING AGREEMENT.  Neither party may assign its rights and obligations, either in whole or in part, without the prior written consent of the other; however, such consent shall not be unreasonably withheld.  The covenants, conditions and provisions hereof are and shall be for the exclusive benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended or shall be construed to confer upon or to give any person or entity other than the parties hereto and their permitted successors and assigns any right, remedy or claim, legal or equitable, under or by reason of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.SEVERABILITY.  Whenever possible each provision of this Agreement will be interpreted so as to be effective and valid under applicable law.  If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise affecting the remainder or such provision or the remaining provisions of this Agreement.

15.NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.CAPTIONS.  The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

17.AUTHORITY; ENTIRE AGREEMENT.  Both Mission and Nexstar represent that they are legally qualified and able to enter into this Agreement.  This Agreement, the Facilities Leases and the Agreements for the Sale of Commercial Time embody the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, and there are no other agreements, representations, or understandings, oral or written, between them with respect thereto.

18.COUNTERPARTS.  This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

19.GOVERNING LAW.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision.  In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

20.PARTIES IN INTEREST.  Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties and their respective permitted successors and assigns any rights or remedies under or by virtue of this Agreement.

21.WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

22.OTHER DEFINITIONAL PROVISIONS.  The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section references contained in this Agreement are references to Sections in this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.  Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

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Signature Page Follows

SIGNATURE PAGE TO
SHARED SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Shared Services Agreement as of the date first written above.

MISSION BROADCASTING, INC.

By:	/s/ Dennis Thatcher
Name:	Dennis Thatcher
Title	President

NEXSTAR BROADCASTING, INC.

By:	/s/ Thomas Carter
Name:	Thomas Carter
Title	EVP & Chief Financial Officer

EXHIBIT A – MISSION STATIONS

WVNY, Burlington, Vermont

WUTR, Utica, New York

WYOU, Scranton, Pennsylvania

WTVW, Evansville, Indiana

WAWV-TV, Terre Haute, Indiana

WTVO, Rockford, Illinois

KOLR, Springfield, Missouri

KODE-TV, Joplin, Missouri

KLRT-TV, Little Rock, Arkansas

KASN, Little Rock, Arkansas

KTVE, El Dorado, Arkansas

KAMC, Lubbock, Texas

KJTL, Wichita Falls, Texas

KJBO-LP, Wichita Falls, Texas

KCIT, Amarillo, Texas

KCPN-LP, Amarillo, Texas

KRBC-TV, Abilene, Texas

KSAN-TV, San Angelo, Texas

EXHIBIT B – SERVICES FEES

Station	Monthly Service Fee	Total Annual Service Fee
WVNY	$258,333	$3,100,000
WUTR	$83,333	$1,000,000
WYOU	$770,833	$9,250,000
WTVW	$175,000	$2,100,000
WAWV-TV	$66,667	$800,000
WTVO	$291,667	$3,500,000
KOLR	$641,677	$7,700,000
KODE-TV	$279,167	$3,350,000
KLRT-TV/KASN	$525,000	$6,300,000
KTVE	$325,000	$3,900,000
KAMC	$275,000	$3,300,000
KJTL/KJBO-LP	$150,000	$1,800,000
KCIT/KCPN-LP	$200,000	$2,400,000
KRBC-TV	$204,167	$2,450,000
KSAN-TV	$170,833	$2,050,000